Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered by and between BIMI International Medical Inc., a Delaware company (the “Company”) and Baiqun Zhong, an individual (the “Executive”) effective as of May 21, 2021. Except with respect to the direct employment of the Executive by the Company, the term “Company” as used herein with respect to all obligations of the Executive hereunder shall be deemed to include the Company and all of its subsidiary and variable interest entity (collectively, the “Group”).

RECITALS

WHEREAS, the Company desires to employ the Executive as its Interim Chief Financial Officer and to assure itself of the services of the Executive during the term of Employment (as defined below); and

WHEREAS, the Executive desires to be employed by the Company as its Interim Chief Financial Officer during the term of Employment and upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1.	POSITION

The Executive hereby accepts the position of Interim Chief Financial Officer (the “Employment”) of the Company.

2.	TERM

Subject to the terms and conditions of this Agreement, the initial term of the Employment shall be one (1) year commencing on the Effective Date, unless terminated earlier pursuant to the terms of this Agreement.

3.	DUTIES AND RESPONSIBILITIES

The Executive’s duties at the Company will include the duties and responsibilities agreed upon herein by both parties associated with a Interim Chief Financial Officer of a U.S. listed public company with primary operations in the People’s Republic of China.

4.	NO BREACH OF CONTRACT

The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of her duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound except for agreements entered into by and between the Executive and any member of the Group pursuant to applicable law, if any; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out her duties hereunder; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity except for other member(s) of the Group, as the case may be.

5.	COMPENSATION AND BENEFITS

Base Salary. The Executive’s initial pre-tax base salary shall be US$250,000 per year.

6.	TERMINATION OF THE AGREEMENT

This Employment is an at-will employment and may be terminated by the Company or the Executive at any time for any reason, unless the applicable locally laws require otherwise.

7.	CONFIDENTIALITY AND NONDISCLOSURE

(a)	Confidentiality and Non-disclosure. The Executive hereby agrees at all times during the term of the Employment and twelve (12) months after its termination, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, corporation or other entity without written consent of the Company, any Confidential Information. The Executive understands that “Confidential Information” means any proprietary or confidential information of the Company, its affiliates, or their respective clients, customers or partners, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers, supplier lists and suppliers, software developments, inventions, processes, formulas, technology, designs, hardware configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, franchisees, distributors and other persons with whom the Company does business, information regarding the skills and compensation of other employees of the Company or other business information disclosed to the Executive by or obtained by the Executive from the Company, its affiliates, or their respective clients, customers or partners either directly or indirectly in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available and known to the public through no fault of the Executive.

(b)	Company Property. The Executive understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with her work or using the facilities of the Company are property of the Company and subject to inspection by the Company, at any time. Upon termination of the Executive’s employment with the Company (or at any other time when requested by the Company), the Executive will promptly deliver to the Company all documents and materials of any nature pertaining to her work with the Company and will provide written certification of her compliance with this Agreement. Under no circumstances will the Executive have, following her termination, in her possession any property of the Company, or any documents or materials or copies thereof containing any Confidential Information.

(c)	Former Employer Information. The Executive agrees that she has not and will not, during the term of her employment, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Executive has an agreement or duty to keep in confidence information acquired by Executive, if any, or (ii) bring into the premises of the Company any document or confidential or proprietary information belonging to such former employer, person or entity unless consented to in writing by such former employer, person or entity. The Executive will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d)	Third Party Information. The Executive recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that the Executive owes the Company and such third parties, during the Executive’s employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

This Section 8 shall survive twelve (12) months after the termination of this Agreement for any reason. In the event the Executive breaches this Section 8, the Company shall have right to seek remedies permissible under applicable law.

8. INDEMNIFICATION.

The Company shall, to the maximum extent provided under applicable law, indemnify and hold the Executive harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, her performance of the Employment, other than any such Losses incurred as a result of the Executive’s gross negligence or willful misconduct. The Company shall advance to the ，Executive any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by the Executive in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by the Executive or on her behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that the Executive is not entitled to be indemnified by the Company.

9.	ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Group without such consent, and (ii) in the event of a Change of Control Transaction, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

10.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Executive and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The Executive acknowledges that she has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement. Any amendment to this Agreement must be in writing and signed by the Executive and the Company.

11.	GOVERNING LAW; JURISDICTION

This Agreement and all issues pertaining to the Employment or the termination of the Employment shall be governed and interpreted in accordance with the laws of the State of New York without regard to choice of law principles, except the arbitration provision which shall be governed by the Federal Arbitration Act. Executive agrees that if, for any reason, any provision hereof is unenforceable, the remainder of this Agreement will nonetheless remain binding and in effect. Any dispute regarding the Employment or this Agreement, other than any injunctive relief available under Section 9 hereof, which cannot be resolved by negotiations between the Executive and the Company shall be submitted to, and solely determined by, final and binding arbitration conducted by the American Arbitration Association (“AAA”) in accordance with its arbitration rules applicable to employment disputes, and the parties agree to be bound by the final award of the arbitrator in any such proceeding.

12.	AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

13.	NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, (iii) sent by a recognized courier with next-day or second-day delivery, or (iv) by email, to the last known address of the other party, with communications to the Company being to the attention of the Company’s Chief Executive Officer.

14.	COUNTERPARTS

This Agreement can be executed electronically by email. Photographic or electronic copies of such signed Agreement may be used in lieu of the originals for any purpose.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Company: BIMI International Medical Inc.

By:	/s/ Tiewei Song
Name:	Tiewei Song
Title:	CEO

Executive: Baiqun Zhong

Signature:	/s/ Baiqun Zhong
Name:	Baiqun Zhong

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